                                                                     EXHIBIT 4.6




                                 LOAN AGREEMENT



                                 by and between


                       TRANSAMERICAN REFINING CORPORATION



                                      and


                        TRANSAMERICAN ENERGY CORPORATION





                           Dated as of June 13, 1997

                              Table of Contents

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
SECTION 1 DEFINITIONS.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
         Section 1.1      Certain Defined Terms . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
         Section 1.2      Rules of Construction . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         Section 1.3      Computation of Time Periods . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17

SECTION 2 THE LOAN. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         Section 2.1      Commitment to Make Loan.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         Section 2.2      Deposit of Loan Proceeds into Disbursement Account. . . . . . . . . . . . . . . . . . . . .  17
         Section 2.3      Interest. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         Section 2.4      Repayment of the Loan.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18

SECTION 3 PREPAYMENTS AND OTHER PAYMENTS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         Section 3.1      Mandatory Prepayments.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         Section 3.2      Permitted Prepayments.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         Section 3.3      Place of Payment or Prepayment. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19

SECTION 4 APPLICATION OF PROCEEDS.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         Section 4.1      Use of Proceeds.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19

SECTION 5 REPRESENTATIONS AND WARRANTIES. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         Section 5.1      Organization and Qualification. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         Section 5.2      Power and Authority.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         Section 5.3      Enforceability. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         Section 5.4      Default.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         Section 5.5      Title to Assets.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         Section 5.6      Payment of Taxes. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         Section 5.7      Conflicting or Adverse Agreements or Restrictions.  . . . . . . . . . . . . . . . . . . . .  20

SECTION 6 CONDITIONS OF LENDING.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         Section 6.1      Conditions Precedent to the Loan. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20

SECTION 7 AFFIRMATIVE COVENANTS OF BORROWER.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         Section 7.1      Payment of Securities.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         Section 7.2      Construction. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         Section 7.3      Covenants Incorporated by Reference.  . . . . . . . . . . . . . . . . . . . . . . . . . . .  21

SECTION 8 EVENTS OF DEFAULT AND REMEDIES. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         Section 8.1      Events of Default . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         Section 8.2      Remedies. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         Section 8.3      Remedies Cumulative.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24

SECTION 9 MISCELLANEOUS.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         Section 9.1      Waivers, Etc. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         Section 9.2      Reimbursement of Expenses.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         Section 9.3      Notices.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24

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
         Section 9.4      Governing Law.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         Section 9.5      Survival of Representations, Warranties and Covenants.  . . . . . . . . . . . . . . . . . .  26
         Section 9.6      Counterparts. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         Section 9.7      Severability. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         Section 9.8      Descriptive Headings. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         Section 9.9      Limitation of Liability.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         Section 9.10     Sale, Pledge or Assignment. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         Section 9.11     Release . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         Section 9.12     Indenture Controls  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         Section 9.13     Computation of Time Periods.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         Section 9.14     Final Agreement.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27


Schedules and Exhibits:

Schedule 6.1(f)  --       Insurance

Exhibit A        --       Form of Promissory Note

                                 LOAN AGREEMENT

                 This Loan Agreement dated as of June 13, 1997 (this "Agreement") is entered into by and between TransAmerican Refining Corporation, a Texas corporation (the "Borrower"), and TransAmerican Energy Corporation, a Delaware corporation (the "Lender").

                 In consideration of the premises, mutual covenants and agreements hereinafter contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Borrower and the Lender hereby agree as follows:

SECTION 1 DEFINITIONS.

         Section 1.1 Certain Defined Terms. Capitalized terms used in this Agreement and not otherwise defined herein shall have the following meanings or, if not defined below, shall have the meanings given to them in the
Indenture:

         "Acceleration Notice" shall have the meaning ascribed to such term in
Section 8.2.

         "Accreted Value" shall mean, with respect to each $1,000 principal amount of the Note, as of any Semi-Annual Accretion Date set forth below as the Accreted Value thereof set forth below and as of any other date as the Accreted Value set forth below for the immediately preceding Semi-Annual Accretion Date plus the Proportionate Amount to such date:

                                                                             Accreted Value
                                                                             (per $1,000
         Semi-Annual Accretion Date                                          principal amount)
         --------------------------                                          -----------------
         December 15, 1997                                                   $   793.832
         June 15, 1998                                                       $   857.338
         December 15, 1998                                                   $   925.925
         June 15, 1999 and thereafter                                        $ 1,000.000

         The Accreted Value prior to the first Semi-Annual Accretion Date will be the sum of $734.401 plus the Proportionate Amount.

         "Agreement" shall mean this Loan Agreement, as the same may be amended, modified, supplemented, extended, restated, renewed, refunded, replaced, increased in amount or refinanced, in each case from time to time and whether in whole or in part.

         "Asset Sale" shall mean any direct or indirect conveyance, sale, transfer or other disposition (including through damage or destruction for which Insurance Proceeds are paid or by condemnation), in one or a series of related transactions, of any of the properties, businesses or assets of the Borrower or any Subsidiary of the Borrower, whether owned on the Closing Date or thereafter acquired; provided, however, that "Asset Sale" shall not include
(i) any disposition of property that is not Collateral or (ii) any pledge or disposition of assets (if such pledge or disposition would otherwise constitute an Asset Sale) to the extent and only to the extent that it results in the creation of a Permitted Lien.

         "Attributable Debt" in respect of a Sale and Leaseback Transaction shall mean, at the time of determination, the present value (discounted at the rate of interest implicit in such transaction, determined in accordance with GAAP or, in the event that such rate of interest is not reasonably determinable, discounted at the rate of interest borne by the Note) of the obligation of the lessee for net rental payments during the remaining term of the lease included in such Sale and Leaseback Transaction (including any period for which such lease has been extended or may, at the option of the lessor, be extended).

         "Bankruptcy Law" shall mean Title II, U.S. Code or any similar Federal, state or foreign law for the relief of debtor.

         "Board of Directors" shall mean, with respect to any Person, the Board of Directors of such Person or any committee of the Board of Directors of such Person authorized, with respect to any particular matter, to exercise the power of the Board of Directors of such Person.

         "Budget" shall have the meaning ascribed to such term in the Disbursement Agreement.

         "Business Day" shall mean any day except Saturday, Sunday and any day which shall be in New York City a legal holiday or a day on which banking institutions are authorized or required by law or other government action to close.

         "Capital Improvement Program" shall mean the expansion and improvement program of the Borrower in connection with the reactivation and modification of the Refinery.

         "Capital Stock" shall mean, with respect to any Person, any capital stock of such Person and shares, interests, participations, or other ownership interests (however designated) of such Person and any rights (other than debt securities convertible into corporate stock), warrants or options to purchase any of the foregoing, including without limitation, each class of common stock and preferred stock of such Person, if such Person is a corporation, and each general or limited partnership interest or other equity interest of such Person, if such Person is a partnership.

         "Capitalized Lease Obligation" shall mean obligations under a lease that are required to be capitalized for financial reporting purposes in accordance with GAAP, and the amount of Debt represented by such obligations shall be the capitalized amount of such obligations, as determined in accordance with GAAP.

         "Cash Equivalents" shall mean (a) United States dollars, (b) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof having maturities of not more than one year from the date of acquisition, (c) certificates of deposit with maturities of one year or less from the date of acquisition, bankers' acceptances with maturities not exceeding one year, and overnight bank deposits, in each case, with an Eligible Institution, (d) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (b) and (c) entered into with an Eligible Institution, (e) commercial paper rated "P-1," "A-1" or the equivalent thereof by Moody's or S&P, respectively, and in each case maturing within one year after the date of acquisition, (f) shares of money market funds, including those of the Indenture Trustee, that invest solely in United States dollars and securities of the types described in clauses (a) through (e), (g) demand and time deposits and certificates of deposit with any commercial bank organized in the United States not meeting the qualifications specified in clause (c) above, provided, that such deposits and certificates support bonds, letters of credit and other similar types of obligations incurred in the ordinary course of business, (h) deposits, including deposits denominated in foreign currency, with any Eligible Institution; provided, that all such deposits do not exceed $10 million in the aggregate at any one time, and (i) demand or fully insured time deposits used in the ordinary course of business with commercial banks insured by the Federal Deposit Insurance Corporation.

         "CATOFIN(R)Unit" shall mean certain real property currently owned by the Borrower as more specifically defined in the TARC Mortgage, together with all personal property of the Borrower now or hereinafter located on such real property buy only to the extent that such property is part of a refining unit designed to produce propane and butane mono-olefins using the CATOFIN(R) process.

         "Change of Control" shall mean (i) the liquidation or dissolution of, or the adoption of a plan of liquidation by, the Lender, (ii) any transaction, event or circumstance pursuant to which any "person" or "group" (as such terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act, whether or not applicable), other than John R. Stanley (or his heirs, his estate or any trust in which he or his immediate family members have, directly or indirectly, a beneficial interest in 50%) and his Subsidiaries or the Indenture Trustee, is or becomes the "beneficial owner" (as that term is used in Rules 13d-3 and 13d-5 of the Exchange Act, whether or not applicable), directly or indirectly, of more than 50% of the total voting power of the Lender's then outstanding Voting Stock, or (iii) any event that results in the Lender or any of its Subsidiaries having beneficial ownership of at least some of the Borrower's or TransTexas' Capital Stock, respectively, but less than 50%, on a fully diluted basis, of (x) the total voting power of the Borrower's or TransTexas' then outstanding Voting Stock, or (y) the economic value of the outstanding Capital Stock of the Borrower or TransTexas, respectively; unless, at the time of the occurrence of an event specified in clause (ii) or (iii), the TEC Notes have an Investment Grade Rating; provided, however, that if at any time within 120 days after such occurrence, the TEC Notes cease having an Investment Grade Rating, such event shall be a "Change of Control."

         "Change of Control Payment Date" shall have the meaning ascribed to such term in Section 3.1(a).

         "Closing Date" shall mean June 13, 1997.

         "Collateral" shall mean the assets of the Borrower that are mortgaged or pledged to the Borrower as security for the Note in accordance with the TARC Security Documents.

         "Consolidated EBITDA" of any Person for any period, unless otherwise defined herein, shall mean (a) the Consolidated Net Income of such Person for such period, plus (b) the sum, without duplication (and only to the extent such amounts are deducted from net revenues in determining such Consolidated Net Income) of (i) the provision for income taxes for such period for such Person and its consolidated Subsidiaries, (ii) depreciation, depletion, and amortization of such Person and its consolidated Subsidiaries for such period, and (iii) Consolidated Fixed Charges of such Person for such period, determined, in each case, on a consolidated basis for such Person and its consolidated Subsidiaries in accordance with GAAP.

         "Consolidated Fixed Charges" of any Person for any period shall mean (without duplication) the sum of (i) Consolidated Interest Expense of such Person for such period, (ii) dividend requirements of such Person and its consolidated Subsidiaries (whether in cash or otherwise (except dividends payable solely in shares of Qualified Capital Stock)) with respect to preferred stock paid, accrued, or scheduled to be paid or accrued during such period, in each case to the extent attributable to such period and excluding items eliminated in consolidation, and (iii) fees paid, accrued, or scheduled to be paid or accrued during such period by such Person and its Subsidiaries in respect of performance bonds or other guarantees of payment. For purposes of clause (ii) above, dividend requirements shall be increased to an amount representing the pre-tax earnings that would be required to cover such dividend requirements; accordingly, the increased amount shall be equal to a fraction, the numerator of which is such dividend requirements and the denominator of which is 1 minus the applicable actual combined effective Federal, state, local, and foreign income tax rate of such Person and its Subsidiaries (expressed as a decimal), on a consolidated basis, for the fiscal year immediately preceding the date of the transaction giving rise to the need to calculate Consolidated Fixed Charges.

         "Construction Supervisor" shall mean Baker & O'Brien, Inc., as construction supervisor of the Capital Improvement Program or any successor construction supervisor appointed pursuant to the Disbursement Agreement.

         "Custodian" means any receiver, trustee, assignee, liquidator, sequestrator or similar official under any Bankruptcy Law.

         "Debt" shall mean with respect to any Person, without duplication (i) all liabilities, contingent or otherwise, of such Person (a) for borrowed money (whether or not the recourse of the lender is the whole of the assets of such Person or only to a portion thereof), (b) evidenced by bonds, notes, debentures or similar instruments or letters of credit or representing the balance deferred and unpaid of the purchase price of any property acquired by such Person or services received by such Person (other than long-term service or supply contracts which require minimum periodic payments), (c) evidenced by bankers' acceptances or similar instruments issued or accepted by banks or Interest Swap Obligations, (d) for the payment of money relating to a Capitalized Lease Obligation or (e) the Attributable Debt associated with any Sale and Leaseback Transactions; (ii) reimbursement obligations of such Person with respect to letters of credit; (iii) all liabilities of others of the kind described in the preceding clause (i) or (ii) that such Person has guaranteed or that is otherwise its legal liability other than for endorsements, with recourse, of negotiable instruments in the ordinary course of business); (iv) all obligations secured by a Lien (other than Permitted Liens, except to the extent the obligations secured by such Permitted Liens are otherwise included in clause (i), (ii) or (iii) of this definition and are obligations of such Person) to which the property or assets (including, without limitation, leasehold interests and any other tangible or intangible property rights) of such Person are subject, regardless of whether the obligations secured thereby shall have been assumed by or shall otherwise be such Person's legal liability (but, if such obligations are not assumed by such Person or are not otherwise such Person's legal liability, the amount of such Debt shall be deemed to be limited to the fair market value of such property or assets determined as of the end of the preceding fiscal quarter); and (v) any and all deferrals, renewals, extensions, refinancings, and refundings (whether direct or indirect) of, or amendments, modifications, or supplements to, any liability of the kind described in any of the preceding clauses (i) through (iv) regardless of whether between or among the same parties.

         "Default" shall mean an event or condition, the occurrence of which is, or with the passage of time or the giving of notice, or both, would be an Event of Default.

         "Default Rate" shall mean, at any time, a per annum rate equal to the then existing interest rate plus one and one-half percent (1 1/2%).

         "Delayed Coking Unit" shall mean the delayed coking unit being constructed as part of the Capital Improvement Program.

         "Disbursement Account" shall mean the account or accounts created by the Disbursement Agreement and owned by the Borrower.

         "Disbursement Agreement" shall mean that certain Disbursement Agreement, among the Borrower, the Lender, the disbursement agent named therein and the Construction Supervisor, as amended pursuant to the terms thereof.

         "Disqualified Capital Stock" shall mean, with respect to any Person, any Capital Stock of such person or its subsidiaries that, by its terms or by the terms of any security into which it is convertible or exchangeable, is, or upon the happening of an event or the passage of time would be, required to be redeemed or repurchased by such Person or its subsidiaries, including at the option of the holder, in whole or in part, or has, or upon the happening of an event or passage of time would have, a redemption or similar payment due, on or prior to June 1, 2002.

         "Dollars" and "$" shall mean lawful currency of the United States of America.

         "Eligible Institution" shall mean a domestic commercial banking institution that has combined capital and surplus of not less than $500 million, that is rated "A" (or higher) according to Moody's or S&P at the time as of which any investment or rollover therein is made.

         "Equipment" shall mean and includes all of any Person's now owned or hereafter acquired Vehicles, rolling stock and related equipment and other assets accounted for as equipment by such Person in its financial statements, all proceeds thereof, and all documents of title, books, records, ledger cards, files, correspondence and computer files, tapes, disks and related data processing software that at any time evidence or contain information relating to the foregoing; provided, however that "Equipment" shall not include any assets constituting part of the Refinery or used in the Borrower's processing or storage operations.

         "Equity Offering" of any Person shall mean any Public Equity Offering or any private placement of any Capital Stock of such Person.

         "Event of Default" shall have the meaning ascribed to such term in
Section 9.1.

         "Exchange Act" shall have the meaning ascribed to such term in Section 5.13.

         "Financing Statements" shall mean the financing statements dated as of the Closing Date executed and delivered in connection with the TARC Security Documents.

         "Force Majeure" shall mean strikes, lockouts or other labor trouble, fire or other casualty, governmental preemption in connection with a national emergency, any rule, order or regulation of any governmental agency or any department or subdivision thereof, or inability to secure materials or labor because of any such emergency, rule, order, regulation, war, civil disturbance or other emergency, cause or event beyond the reasonable control of the Borrower.

         "GAAP" shall mean generally accepted accounting principles as in effect in the United States on the Closing Date applied on a basis consistent with that used in the preparation of the audited financial statements of the Borrower delivered pursuant to this Agreement.

         "Governmental Authority" shall mean any (domestic or foreign) federal, state, county, municipal, parish, provincial or other government, or any department, commission, board, court, agency (including, without limitation, the Environmental Protection Agency) or any other instrumentality of any of them or any other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, government, including, without limitation, any arbitration panel, any court or any commission.

         "Highest Lawful Rate" shall mean the maximum non-usurious interest rate, if any, permitted from time to time under applicable Laws to be contracted for, taken, reserved, charged or received by Lender. If the Highest Lawful Rate shall change after the Closing Date, the Highest Lawful Rate shall be automatically increased or decreased, as the case may be, from time to time as of the effective time of each change in the Highest Lawful Rate, without notice to Borrower; provided, that the Highest Lawful Rate shall decrease only to any extent required by applicable Laws and shall increase only to the extent permitted by applicable Laws.

         "Incur" or "Incurrence" shall mean to, directly or indirectly, create, incur, assume, guarantee, or otherwise become liable for, contingently or otherwise, any Debt.

         "Indenture" shall mean that certain Indenture dated as of the date hereof between the Lender and the Indenture Trustee.

         "Indenture Trustee" shall mean Firstar Bank of Minnesota, N.A., trustee under the Indenture.

         "Independent Director" shall mean an individual that is not and has not been affiliated (other than as a director of TransAmerican or its past or present subsidiaries) with, and is not and has not been a Related Person (other than solely as a director of TransAmerican or one of its past or present Subsidiaries) with respect to John R. Stanley, TransAmerican or the Borrower or its Subsidiaries.

         "Insurance Proceeds" shall mean the interest in and to all proceeds (net of costs of collection including attorney's fees) which now or hereafter may be paid under any insurance policies now or hereafter obtained by or on behalf of the Borrower in connection with any assets thereof, together with interest payable thereon and the right to collect and receive the same, including, without limitation, proceeds of casualty insurance, title insurance, business interruption insurance and any other insurance now or hereafter maintained with respect to such assets.

         "Intercreditor Agreement" shall mean that certain Intercreditor Agreement, dated as of the Closing Date, by and among the Lender, Borrower, First Union National Bank, as trustee under that certain Indenture by and between the Borrower and First Union National Bank dated as of February 23, 1995 and the Indenture Trustee.

         "Interest Rate or Currency Agreement" of any Person shall mean any forward contract, futures contract, swap, option or other financial agreement or arrangement (including, without limitation, caps, floors, collars, puts and similar agreements) relating to, or the value of which is dependent upon, interest rates or currency exchange rates.

         "Inventory" shall mean and include feedstocks, refined products, chemicals and catalysts, other supplies and storeroom items and similar items accounted for as inventory by the Borrower on its financial statements, all proceeds thereof, and all documents of title, books, records, ledger cards, files, correspondence, and computer files, tapes, disks and related data processing software that at any time evidence or contain information relating to the foregoing.

         "Investment" by any Person in any other Person shall mean (a) the acquisition (whether for cash, property, services, securities or otherwise) of capital stock, bonds, notes, debentures, partnership, or other ownership interests or other securities of such other Person or any agreement to make any such acquisition; (b) the making by such Person of any deposit with, or advance, loan or other extension of credit to, such other Person (including the purchase of property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such property to such other Person) and (without duplication) any amount committed to be advanced, loaned or extended to such other Person; (c) the entering into of any guarantee of, or other contingent obligation with respect to, Debt or other liability of such other Person; (d) the entering into of any Swap Obligation with such other Person; or (e) the making of any capital contribution by such Person to such other Person.

         "Investment Grade Rating" shall mean, with respect to any Person or issue of debt securities or preferred stock, a rating in one of the four highest letter rating categories (without regard to "+" or "-" or other modifiers) by any rating agency or if any such rating agency has ceased using letter rating categories or the four highest of such letter rating categories are not considered to represent "investment grade" ratings, then the comparable "investment grade" ratings (as designated by any such rating agency).

         "Laws" shall mean all constitutions, treaties, statutes, laws, ordinances, regulations, rules, orders, writs, injunctions or decrees of the United States of America, any state or commonwealth, any municipality, any foreign country, any territory or possession or any tribunal, as in effect on the Closing Date and as the same may hereafter be amended, issued, promulgated or otherwise hereafter come into effect, from time to time.

         "Lien" shall mean any mortgage, lien, pledge, charge, security interest, or other encumbrance of any kind, regardless of whether filed, recorded, or otherwise perfected under applicable law (including any conditional sale or other title retention agreement and any lease deemed to constitute a security interest and any option or other agreement to give any security interest).

         "Loan" shall have the meaning ascribed to such term in Section 2.1(a).

         "Loan Documents" shall mean this Agreement, the Note, the TARC Security Documents, the Disbursement Agreement and all other agreements, documents, financing statements, instruments and certificates now or hereafter executed and delivered to Lender pursuant to any of the foregoing or the transactions connected therewith, and all amendments, modifications, supplements, restatements, renewals, refundings, replacements, extensions, increases and rearrangements of, and substitutions for, any of the foregoing.

         "Maturity Date" shall mean the earlier to occur of (a) the Stated Maturity Date and (b) any earlier maturity date resulting from the acceleration, in accordance with the terms hereof, of the outstanding principal amount of the Loan.

         "Mechanical Completion" shall mean with respect to the Capital Improvement Program, Phase I, Phase II or any specified unit or component thereof, sufficient completion of the construction of the Capital Improvement Program, Phase I, Phase II or any specified unit or component, as the case may be, in accordance with the Plans, as defined in the Disbursement Agreement, so that the Capital Improvement

Program, Phase I, Phase II or such unit or component, as the case may be, can be operated for its intended purpose.

         "Moody's" shall mean Moody's Investors Service, Inc.

         "Mortgage" shall mean that certain Act of Mortgage, Security Agreement and Financing Statement, dated as of the Closing Date, executed by Borrower for the benefit of the Lender, and any and all amendments, modifications, supplements, restatements, replacements, renewals and extensions thereof, in each case from time to time and whether in whole or in part.

         "Mortgaged Property" shall have the meaning set forth in Section
6.1(e).

         "Net Cash Proceeds" shall mean an amount equal to the aggregate amount of cash received by the Borrower and its Subsidiaries in respect of an Asset Sale or a Non-Collateral Asset Sale, less the sum of (i) all reasonable out-of-pocket fees, commissions, and other expenses incurred in connection with such Asset Sale or Non-Collateral Asset Sale, as the case may be, including the amount (estimated in good faith by the Borrower) of income, franchise, sales, and other applicable taxes required to be paid, payable or accrued by the Borrower or any Subsidiary of the Borrower (in each case as estimated in good faith by the Borrower or such Subsidiary without giving effect to tax attributes unrelated to such Asset Sale) in connection with such Asset Sale or Non-Collateral Asset Sale, as the case may be, and (ii) the aggregate amount of cash so received which is used to retire any then existing Debt of the Borrower or its Subsidiary (other than the Note), as the case may be, which is required by the terms of such Debt to be repaid in connection with such Asset Sale or Non-Collateral Asset Sale, as the case may be.

         "Net Worth" of any Person shall mean, at any date of determination, stockholders' equity as set forth on the most recently available quarterly or annual consolidated balance sheet of such Person and its Subsidiaries (which shall be as of a date not more than 90 days prior to the date of such computation), less any amounts included therein attributable to Disqualified Capital Stock or any equity security convertible into or exchangeable for Debt, the cost of treasury stock (not otherwise deducted from stockholder's equity), and the principal amount of any promissory notes receivable from the sale of the Capital Stock of such Person or any of its Subsidiaries, each item to be determined in conformity with GAAP.

         "New TARC Property" shall have the meaning ascribed to such term in the definition of Permitted Liens.

         "Non-Collateral Asset Sale" shall mean any direct or indirect conveyance, sale, transfer or other disposition (including through damage or destruction for which Insurance Proceeds are paid or by condemnation), in one or a series of related transactions, of any of the properties, businesses or assets of the Borrower or any Subsidiary of the Borrower, whether owned on the Closing Date or thereafter acquired, which properties, businesses or assets do not constitute Collateral.

         "Note" shall mean the promissory note executed by Borrower and payable to the order of Lender pursuant to Section 2, as such promissory note may be amended, modified, supplemented, restated, renewed, extended or increased in amount, in each case from time to time.

         "Officers' Certificate" shall mean a certificate signed in the name of Borrower by either its President, one of its Vice Presidents or its Treasurer and its Secretary or one of its Assistant Secretaries.

         "Permitted Hedging Transactions" shall mean non-speculative transactions in futures, forwards, swaps or option contracts (including both physical and financial settlement transactions) engaged in by the TARC Entities as part of their normal business operations as a risk-management strategy or hedge against adverse changes in market conditions in the natural gas industry as prices of feedstock and refined products; provided, that at the time of such transaction (i) the counter party to any such transaction is an Eligible Institution or a Person that has an Investment Grade Rating or has an issue of debt securities or preferred stock outstanding with an Investment Grade Rating or (ii) such counter party's obligation pursuant to such transaction is unconditionally guaranteed in full by, or secured by a letter of credit issued by, and Eligible Institution or a Person that has an Investment Grade Rating or that has an issue of debt securities or preferred stock outstanding with an Investment Grade Rating.

         "Permitted Investment" shall mean, when used with reference to the Borrower or its Subsidiaries, (i) trade credit extended to persons in the ordinary course of business; (ii) purchases of Cash Equivalents; (iii) Investments by the Borrower or its wholly owned Subsidiaries in wholly owned Subsidiaries of the Borrower that are engaged in Related TARC Businesses; (iv) Swap Obligations; (v) the receipt of capital stock in lieu of cash in connection with the settlement of litigation; (vi) advances to officers and employees in connection with the performance of their duties in the ordinary course of business in an amount not to exceed $3 million in the aggregate outstanding at any time; (vii) margin deposits in connection with Permitted Hedging Transactions; (viii) an Investment in one or more Unrestricted Subsidiaries of the Borrower of the assets constituting the CATOFIN(R) Unit owned by the Borrower as of the date hereof; (ix) a guaranty by any Subsidiary of the Borrower permitted under the Indenture; (x) deposits permitted by the definition of Permitted Liens or any extension, renewal or replacement of any of them; (xi) any acquisition by the Borrower of tank storage facilities (or the company that owns such facilities) in the vicinity of the Refinery; (xii) Investments in Accounts Receivables Notes by the Borrower in an Accounts Receivable Subsidiary in amounts not to exceed the greater of $20 million or 20% of the Borrowing Base at any one time; (xiii) Investments by the Borrower in an Accounts Receivable Subsidiary or in a reincorporation subsidiary, in each case in connection with the initial capitalization thereof, and not to exceed $1,000; (xiv) Investments by the Borrower or a wholly owned Subsidiary solely for the purpose of facilitating a repurchase of the TARC Warrants in connection with a short form merger; (xv) other Investments not in excess of $5 million at any time outstanding and (xvi) loans made (x) to officers, directors and employees of the Borrower or any of its Subsidiaries approved by the applicable Board of Directors (or by an authorized officer), the proceeds of which are used solely to purchase stock or to exercise stock options received pursuant to an employee stock option plan or other incentive plan, in a principal amount not to exceed the purchase price of such stock or the exercise price of such stock options, as applicable, and (y) to refinance loans, together with accrued interest thereon made pursuant to this clause, in each case not in excess of $3 million in the aggregate outstanding at anyone time.

         "Permitted Liens" shall mean (a) Liens imposed by governmental authorities for taxes, assessments, or other charges not yet due or which are being contested in good faith and by appropriate proceedings, if adequate reserves with respect thereto are maintained on the books of any of the TARC Entities in accordance with GAAP; (b) statutory Liens of landlords, carriers, warehousemen, mechanics, materialmen, repairmen, mineral interest owners, or other like Liens arising by operation of law in the ordinary course of business; provided, that (i) the underlying obligations are not overdue for a period of more than 60 days or (ii) such Liens are being contested in good faith and by appropriate proceedings and adequate reserves with respect thereto are maintained on the books of any of the TARC Entities in accordance with GAAP; (c) deposits of cash or Cash Equivalents to secure (i) the performance of bids, trade contracts (other than borrowed money), leases, statutory obligations, surety bonds, performance bonds, and other obligations of a like nature incurred in the ordinary course of business (or to secure reimbursement obligations or letters of credit issued to secure such performance or other obligations) in an aggregate amount outstanding at any one time not in excess of $5 million or (ii) appeal or supersedeas bonds (or to secure reimbursement obligations or letters of credit in support of such bonds); (d) easements, rights-of-way, zoning, similar restrictions and other similar encumbrances or title defects incurred in the ordinary course of business which, in the aggregate, are not material in amount and which do not, in any case, materially detract from the value of the property subject thereto (as such property is used by any of the TARC Entities) or materially interfere with the ordinary conduct of the business of any of the TARC Entities; (e) Liens arising by operation of law in connection with judgments, only to the extent, for an amount and for a period not resulting in an Event of Default with respect thereto; (f) Liens securing Debt or other obligations existing on the Closing Date not in excess of $3 million; (g) pledges or deposits made in the ordinary course of business in connection with worker's compensation, unemployment insurance, other types of social security legislation, property insurance and liability insurance; (h) Liens on Equipment, Receivables and Inventory; (i) Liens on the assets of any entity existing at the time such assets are acquired by any of the TARC Entities, whether by merger, consolidation, purchase of assets or otherwise so long as such Liens (A) are not created, incurred or assumed in contemplation of such assets being acquired by any of the TARC Entities and (B) do not extend to any other assets of any of the TARC Entities; (j) Liens (including extensions and renewals thereof) on real or personal property, acquired after the Closing Date ("New TARC Property"); provided, however, that (A) such Lien is created solely for the purpose of securing Debt Incurred to finance the cost (including the cost of improvement or construction) of the item of New TARC Property subject thereto and such Lien is created at the time of, or within six months after the later of the acquisition, the completion of construction, or the commencement of full operation of such New TARC Property, (B) the principal amount of the Debt secured by such Lien does not exceed 100% of such cost plus reasonable financing fees and other associated reasonable out-of-pocket expenses, (C) any such Lien shall not extend to or cover any property or assets other than such item of New TARC Property and any improvements on such New TARC Property and
(D) such Lien does not extend to assets or property which are part of the fixed refinery assets that are part of the Capital Improvement Program; (k) leases or subleases granted to others that do not materially interfere with the ordinary course of business of any of the TARC Entities, taken as a whole; (l) Liens on the assets of one of the TARC Entities in favor of another TARC Entity; (m) Liens securing reimbursement obligations with respect to letters of credit that encumber documents relating to such letters of credit and the products and proceeds thereof provided, that such reimbursement obligations are not matured for a period of over sixty (60) days; (n) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods; (o) Liens encumbering customary initial deposits and margin deposits securing Swap Obligations or Permitted Hedging Transactions; (p) Liens on cash deposits to secure reimbursement obligations with respect to letters of credit after the Delayed Coking Unit is completed; (q) Liens that secure Unrestricted Non-Recourse Debt; provided, however, that at the time of incurrence the aggregate fair market value of the assets securing such Lien (exclusive of the stock of the applicable Unrestricted Subsidiary) shall not exceed the amount of Unrestricted Non-Recourse Debt of the Borrower; (r) Liens on the proceeds of any property subject to a Permitted Lien or on deposit accounts containing any such proceeds; (s) Liens on the proceeds of any property that is not Collateral; (t) Liens imposed in connection with the Port Commission Bond Financing; provided, that such liens do not extend to property other than Port Facility Assets; (u) any extension, renewal or replacement of the Liens created pursuant to any of the clauses (a) through (g) or (i) through (t) or (w); provided, that such Liens would have otherwise been permitted under such clauses, and provided further that the Liens permitted by this clause (u) do not secure any additional Debt or encumber any additional property; (v) Liens of the trustee under the indenture and related collateral documents governing the terms of the Senior TARC Mortgage Notes and the Senior TARC Discount Notes, (w) Liens in favor of the Lender or its assignee under the TARC Security Documents and (y) Liens on tank storage facilities in the vicinity of the Refinery acquired after the date hereof.

         "Permitted Prepayment" shall have the meaning ascribed to such term in Section 3.2.

         "Permitted Prepayment Fee" shall mean an amount equal to (a) five percent (5%) of the Accreted Value of the outstanding principal amount of the Note to be prepaid for Permitted Prepayments made on or prior to December 31, 1997, (b) eight percent (8%) of the Accreted Value of the outstanding principal amount of the Note to be prepaid for Permitted Prepayments during the period from January 1, 1998 through June 14, 2000, (c) five and three quarters percent (5.750%) of the Accreted Value of the outstanding principal amount of the Note to be prepaid for Permitted Prepayments made from June 15, 2000 through June 14, 2001 and (d) no additional amount for Permitted Prepayments made on or after June 15, 2001.

         "Person" shall mean a corporation, individual, joint venture, partnership, unincorporated organization, governmental regulatory entity, country, state or political subdivision thereof, trust, municipality, or other entity.

         "Phase I" shall mean that phase of the Capital Improvement Program in which the Delayed Coking Unit, the Hydrosulfurization Unit, the Naphtha Pretreater, the No.2 Reformer, the Sulfur Recovery System and certain supporting offsite facilities will be completed according to the Plans.

         "Phase I Completion Date" shall mean the date on which the Construction Supervisor issues a written notice (the "Phase I Completion Notice") to the Borrower and the Disbursement Agent certifying that (a) the process units and supporting facilities included in the definition of "Phase I" have reached Mechanical Completion in accordance with the Plans, as defined in the Disbursement Agreement and (b) for a period of at least 15 consecutive days, the Refinery has sustained (i) the successful performance of the Delayed Coking Unit, the Hydrodesulfurization Unit and the Sulfur Recovery System, (ii) an average feedstock throughput level of at least 150,000 barrels per day, and
(iii) no net production of vacuum tower bottoms when using as input a combined feedstock slate with an average API Gravity of 22 degrees or less.

         "Phase I Completion Notice" shall have the meaning ascribed to such term in the definition of "Phase I Completion Date."

         "Phase II" shall mean that phase of the Capital Improvement Program in which the Flue Catalytic Cracking Unit, FCC Flue Gas Scrubber, the Alkylation Unit and certain additional offsite facilities will be completed according to the Plans and Specifications.

         "Phase II Completion Date" shall mean the date on which the Construction Supervisor issues a written notice (the "Phase II Completion Notice") to the Borrower and the Disbursement Agent certifying that (a) the process units and supporting facilities included in the definition of "Phase II" have reached Mechanical Completion in accordance with the Plans, as defined in the Disbursement Agreement and (b) for a period of at least 72 uninterrupted hours, the Refinery has sustained (i) the successful performance of all of the Phase I facilities plus the Fluid Catalytic Cracking (FCC) Unit, the FCC Flue Gas Scrubber and the Alkylation Unit, (ii)an average feedstock throughput level of at least 180,000 barrels per day, and (iii) average production yields (measured as the liquid volume percent of feedstock throughput) of refined products with a specific gravity of gasoline or lighter of at least 40% and of middle distillates or lighter of at least 70%, when using as input a combined Crude Unit feedstock slate with an average API Gravity of 22 degrees or less.

         "Phase II Completion Notice" shall have the meaning ascribed to such term in the definition of "Phase II Completion Date."

         "Plans" shall mean (a) the plans and specifications prepared by or on behalf of the Borrower as used in the Disbursement Agreement, which described and show the proposed expansion and modification of the Refinery and (b) a budget prepared by or on behalf of the Borrower as used in the Disbursement Agreement.

         "Port Commission Bond Financing" shall mean a financing transaction involving the following elements: (a) the transfer of the Borrower's interest in all or some of the following assets that are under construction in or near the Refinery: (i) the Prospect Road tank farm; (ii) certain dock improvements;
(iii) the dock vapor recovery system; (iv) the coke handling system; (v) the Refinery waste water treatment facility; and (vi) tankage for liquefied petroleum gas (the "Port Facility Assets") to the South Louisiana Port Commission (the "Tax-Exempt Issuer") or its affiliate and a leaseback of the Port Facility Assets to the Borrower or one of its Subsidiaries; (b) the issuance of tax-exempt bonds by the Tax-Exempt Issuer, and the loan of proceeds from such bonds to the Borrower or one of its Subsidiaries for the purpose of financing completion of the Port Facility Assets.

         "Port Facility Assets" shall have the meaning ascribed to such term in the definition of Port Commission Bond Financing.

         "Premises" shall mean the Mortgaged Property, the Refinery and all fixtures, equipment, leases, rentals, accounts, general intangibles and personal property of any kind or character now or hereafter related to, situated on or used or acquired for use on or in connection with the Mortgaged Property or in any improvements now or hereafter constructed thereon, and all related parts, accessions and accessories thereto and all replacements or substitutions therefor, as well as all other improvements, benefits and appurtenances now or hereafter placed thereon or accruing thereto.

         "Project Disbursement" shall have the meaning ascribed to such term in the Disbursement Agreement.

         "Property" shall mean, with respect to any Person, all right, title and interest of such Person in any kind of property or asset, whether real, personal or mixed, owned or leased, tangible or intangible, and whether now held or hereafter acquired, and in the case of Borrower shall include the Premises.

         "Proportionate Amount" shall mean, as of any date, an amount equal to the product of (i) the Accreted Value for the immediately following Semi-Annual Accretion Date less the Accreted Value for the immediately preceding Semi-Annual Accretion Date (or, with respect to the period before the first Semi-Annual Accretion Date, less $734.401) multiplied by (ii) a fraction, the numerator of which is the actual number of days elapsed from the immediately preceding Semi-Annual Accretion Date (or, with respect to the period before the first Semi-Annual Accretion Date, the Closing Date) to the date for which the Proportionate Amount is being determined and the denominator of which is the actual number of days from the date of the immediately preceding Semi-Annual Accretion Date to and including the immediately following Semi- Annual Accretion Date or the actual number of days from the Closing Date to the first Semi-Annual Accretion Date, as the case may be.

         "Public Equity Offering" shall mean an underwritten public offering by a nationally recognized member of the National Association of Securities Dealers of Qualified Capital Stock of any Person pursuant to an effective registration statement.

         "Qualified Capital Stock" shall mean any Capital Stock that is not Disqualified Capital Stock.

         "Receivables" shall means and include, as to any Person, any and all of such Person's now owned or hereafter acquired "accounts" as such term is defined in Article 9 of the Uniform Commercial Code in the State of New York, all products and proceeds thereof, and all books, records, ledger cards, files, correspondence, and computer files, tapes, disks or software that at any time evidence or contain information relating to the foregoing.

         "Refinery" shall have the meaning ascribed to such term in Section
4.1.

         "Related Person" shall mean (i) any Person directly or indirectly controlling or controlled by or under direct or indirect common control with the Borrower or any Subsidiary of the Borrower or any officer, director, or employee of the Borrower or any Subsidiary of the Borrower or of such Person,
(ii) the spouse, any immediate family member, or any other relative who has the same principal residence of any Person described in clause (i) above, and any Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with, such spouse, family member, or other relative, and (iii) any trust in which any Person described in clause (i) or (ii), above, is a fiduciary or has a beneficial interest. For purposes of this definition the term "control" means (a) the power to direct the management and policies of a Person, directly or through one or more intermediaries, whether through the ownership of voting securities, by contract, or otherwise, or (b) the beneficial ownership of 10% or more of the voting common equity of such Person (on a fully diluted basis) or of warrants or other rights to acquire such equity (whether or not presently exercisable).

         "Related TARC Business" shall mean the business of (i) processing, blending, terminalling storing, marketing (other than through operating retail gasoline stations), refining, or distilling crude oil, condensate, natural gas liquids, petroleum blendstocks or refined products thereof, (ii) owning and operating an Accounts Receivable Subsidiary and (iii) after the Phase II Completion Date, the exploration for, acquisition of, development of, production, transportation and gathering of crude oil, natural gas, condensate and natural gas liquids from outside of the United States.

         "Required Phase I Completion Date" shall mean March 31, 1999.

         "Reserve Amount" shall have the meaning ascribed to such term in
Section 2.2(a).

         "Restricted Investment" shall mean any direct or indirect Investment by the Borrower or any Subsidiary of the Borrower other than a Permitted Investment.

         "Restricted Payment" shall mean, with respect to any Person, (i) any Restricted Investment, (ii) any dividend or other distribution on shares of Capital Stock of such Person or any Subsidiary of such Person, (iii) any payment on account of the purchase, redemption, or other acquisition or retirement for value of any shares of Capital Stock of such Person, and (iv) any defeasance, redemption, repurchase, or other acquisition or retirement for value, or any payment in respect of any amendment in anticipation of or in connection with any such retirement, acquisition, or defeasance, in whole or in part, of any Subordinated Debt, directly or indirectly, of such Person or a Subsidiary of such Person prior to the scheduled maturity or prior to any scheduled repayment of principal in respect of such Subordinated Debt; provided, however, that the term "Restricted Payment" does not include (i) any dividend, distribution, or other payment on shares of Capital Stock of an issuer solely in shares of Qualified Capital Stock of such issuer that is at least as junior in ranking as the Capital Stock on which such dividend, distribution, or other payment is to be made, (ii) any dividend, distribution, or other payment to the Borrower from any of its Subsidiaries, (iii) any defeasance, redemption, repurchase, or other acquisition or retirement for value, in whole or in part, of any Subordinated Debt of such Person payable solely in shares of Qualified Capital Stock of such Person, (iv) any payments or distributions made pursuant to and in accordance with the Transfer Agreement, the Services Agreement, the Office Leases or the Tax Allocation Agreement, or (v) any dividend, distribution or other payment to the Borrower by any of its Subsidiaries, (vi) any Permitted Prepayment, (vii) any redemption, repurchase or other retirement for value of the TARC Warrants by the Lender or the Borrower, including any premium paid thereon, (viii) any redemption, defeasance, repurchase or other retirement for value of the Senior TARC Mortgage Notes by the Borrower, including any premium paid thereon, (ix) any redemption, defeasance, repurchase or other retirement for value of the Senior TARC Discount Notes by the Lender or the Borrower, including any premium paid thereon, (x) the redemption, purchase, retirement or other acquisition of any Debt, including any premium paid thereon, with the proceeds of any refinancing Debt permitted to be incurred pursuant to Section 4.11(2)(q) or
Section 4.11(4)(j) of the Indenture, (xi) the purchasing by the Borrower of shares of the Capital Stock of TransTexas or itself in connection with its employee benefit plan, including without limitation any employee stock ownership plan or any employee stock option plan in an aggregate amount not to exceed 7% of the aggregate market value of the voting stock held by non-affiliates of the issuer measured from the date of the first such purchase, and (xii) any repayment or retirement for value by the Borrower of any loan from the Lender incurred pursuant to Sections 4.11(2)(o), 4.11(2)(p), 4.11(4)(s) or 4.11(4)(t) of the Indenture.

         "S&P" shall mean Standard and Poor's Corporation, Inc.

         "Sale and Leaseback Transaction" shall mean an arrangement relating to property owned on the Closing Date or thereafter acquired whereby the Borrower or a Subsidiary of the Borrower transfers such property to a Person and leases it back from such Person.

         "SEC" shall mean the Securities and Exchange Commission.

         "Senior Loan Documents" shall mean the Senior TARC Discount Notes and the Senior TARC Mortgage Notes.

         "Senior Obligations" shall have the meaning ascribed to such term in the Intercreditor Agreement.

         "Stated Maturity Date" shall mean June 1, 2002.

         "Subordinated Debt" shall mean Debt that (i) requires no payment of principal prior to or on the date on which all principal of and interest on the
Note is paid in full and (ii) is subordinate and junior in right of payment to the Note in the event of a liquidation.

         "Subsidiary" with respect to any Person, shall mean (i) a corporation with respect to which such Person or such Person and its Subsidiaries own, directly or indirectly, at least fifty percent of whose Capital Stock with voting power, under ordinary circumstances, to elect directors is at the time, directly or indirectly, owned by such Person, by such Person and one or more Subsidiaries of such Person or by one or more Subsidiaries of such Person, or (ii) a partnership in which such Person or a subsidiary of such Person is, at the time, a general partner of such partnership and has more than 50 % of the total voting power of partnership interests entitled (without regard to the occurrence of any contingency to vote in the election of managers thereof, or (iii) any other Person (other than a corporation or a partnership) in which such Person, one or more Subsidiaries of such Person, or such Person and one or more Subsidiaries of such Person, directly or indirectly, at the date of determination thereof has (x) at least a fifty percent ownership interest or (y) the power to elect or direct the election of the directors or other governing body of such Person; provided, however, that "Subsidiary" shall not include (i) any Unrestricted Subsidiary of such Person, except for purposes of Section 4.10 of the Indenture or (ii) an Accounts Receivable Subsidiary.

         "Swap Obligation" of any person shall mean any Interest Rate or Currency Agreement entered into with one or more financial institutions or one or more futures exchanges in the ordinary course of business and not for purposes of speculation that is designed to protect such Person against fluctuations in (x) interest rates with respect to Debt Incurred and which shall have a notional amount no greater than 105% of the principal amount of the Debt being hedged thereby, or (y) currency exchange rate fluctuations.

         "TARC Discount Notes" shall mean the Guaranteed First Mortgage Discount Notes due 2002 issued by the Borrower and guaranteed by the Lender.

         "TARC Entities" shall mean the Borrower and each of its Subsidiaries.

         "TARC Mortgage Notes" shall mean the Guaranteed First Mortgage Notes due 2002 issued by the Borrower and guaranteed by the Lender.

         "TARC Security Agreement" shall mean that certain Security and Pledge Agreement by the Borrower in favor of the Lender.

         "TARC Security Documents" shall mean the Disbursement Agreement, the TARC Mortgage, the TARC Security Agreement and each other agreement relating to the pledge of assets to secure the Notes and any guarantee of the obligations of the Borrower under the Note by any guarantor that may be entered into after the date of the Note, pursuant to the terms of the Note.

         "TARC Supplemental Indenture" shall mean that certain Supplemental Indenture between the Borrower and the First Union National Bank, relating to the Senior TARC Discount Notes.

         "TEC Notes" shall mean those certain 11 1/2% Senior Secured Notes due 2002 in the aggregate principal amount of $475,000,000 and 13% Senior Secured Discount Notes due 2002 in the aggregate principal amount of $1,130,000,000 issued by the Lender.

         "Termination Fee" shall mean a fee to be paid in the event of a mandatory prepayment pursuant to Section 3.1 in the amount of one percent (1%) of the amount of such prepayment.

         "TransAmerican" shall mean TransAmerican Natural Gas Corporation, a Texas corporation.

         "TransTexas" shall mean TransTexas Gas Corporation, a Texas corporation.

         "TransTexas Loan" shall mean the loan from the Lender to TransTexas pursuant to that certain Loan Agreement between the Lender and TransTexas, dated as of the date hereof.

         "Tribunal" shall mean any state, commonwealth, federal, foreign, territorial or other court or governmental or administrative department, commission, board, bureau, district, authority, agency or instrumentality or any arbitration authority.

         "Unrestricted Non-Recourse Debt" shall mean (i) Debt that is secured solely (other than with respect to clause (ii) below) by a Lien upon the stock of an Unrestricted Subsidiary of such Person and as to which there is no recourse (other than with respect to clause (ii) below) against such Person or any of its assets other than against such stock (and the dollar amount of any Debt of such Person as described in this clause (i) shall be deemed to be zero for purposes of all other provisions of this Indenture) and (ii) guarantees of the Debt of Unrestricted Subsidiaries of such Person; provided, that the aggregate of all Debt of such Person Incurred and outstanding pursuant to clauses (i) and (ii) of this definition, together with all Permitted Investments (net of any return on such Investment) in Unrestricted Subsidiaries of such Person, does not exceed 20% of Consolidated EBITDA since the Phase II Completion Date plus in the case of either (i) or (ii), Restricted Payments permitted to be made pursuant to clauses (i) or (ii), as applicable, of Section
4.3 of the Indenture.

         "Unrestricted Subsidiary" of any Person shall mean any other Person ("Other Person") that would but for this definition of "Unrestricted Subsidiary" be a Subsidiary of such Person organized or acquired after the Closing Date as to which all of the following conditions apply: (i) neither such Person nor any of its other Subsidiaries provides credit support of any Debt of such Other Person (including any undertaking, agreement or instrument evidencing such Debt), other than Unrestricted Non-Recourse Debt; (ii) such Other Person is not liable, directly or indirectly, with respect to any Debt other than Unrestricted Subsidiary Debt; (iii) neither such Person nor any of its Subsidiaries has made an Investment in such Other Person unless such Investment was permitted by the Indenture; and (iv) the Board of Directors of such Person, as provided below, shall have designated such Other Person to be an Unrestricted Subsidiary on or prior to the date of organization or acquisition of such Other Person. Any such designation by the Board of Directors of such Person shall be evidenced to the Indenture Trustee by delivering to the Indenture Trustee a resolution thereof giving effect to such designation and an Officers' Certificate certifying that such designation complies with the foregoing conditions. The Board of Directors of any Person may designate any Unrestricted Subsidiary of such Person as a Subsidiary of such Person; provided, that, (a) if the Unrestricted Subsidiary has any Debt outstanding or is otherwise liable for any Debt or has a negative Net Worth, then immediately after giving pro forma effect to such designation, such Person could incur at least $1.00 of additional Debt pursuant to the Indenture (assuming, for purposes of this calculation, that each dollar of negative Net Worth is equal to one dollar of Debt), (b) all Debt of such Unrestricted Subsidiary shall be deemed to be incurred by a Subsidiary of the Person on the date such Unrestricted Subsidiary becomes a Subsidiary, and (c) no Default or Event of Default would occur or be continuing after giving effect to such designation. Any subsidiary of an Unrestricted Subsidiary shall be an Unrestricted Subsidiary for purposes of the Indenture.

         "Unrestricted Subsidiary Debt" shall mean, as to any Unrestricted Subsidiary of any Person, Debt of such Unrestricted Subsidiary (i) as to which neither such Person nor any Subsidiary of such Person is directly or indirectly liable (by virtue of such Person or any such Subsidiary being the primary obligor on, guarantor of, or otherwise liable in any respect to, such Debt), unless such liability constitutes Unrestricted Non-Recourse Debt and (ii) which, upon the occurrence of a default with respect thereto, does not result in, or permit any holder (other than the Borrower or any Subsidiary of the Borrower) of any Debt of such Person or any Subsidiary of such Person to declare, a default on such Debt of such Person or any Subsidiary of such Person (other than the Borrower or any Subsidiary of the Borrower or cause the payment thereof to be accelerated or payable prior to its stated maturity, unless, in the case of this clause (ii), such Debt constitutes Unrestricted Non-Recourse Debt.

         "Vehicles" shall mean all trucks, automobiles, trailers and other vehicles covered by a certificate of title.

         "Voting Stock" shall mean Capital Stock of a Person having generally the right to vote in the election of directors of such Person.

         Section 1.2 Rules of Construction. The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise specified herein, the term "or" has the inclusive meaning represented by the term "and/or" and the term "including" is not limiting. All references as to "Sections", "Schedules" and "Exhibits" shall be to Sections, Schedules and Exhibits, respectively, of this Agreement unless otherwise specifically provided.

         Section 1.3 Computation of Time Periods. In the computation of periods of time from a specified date to a later specified date, unless otherwise specified herein the words "commencing on" mean "commencing on and including", the word "from" means "from and including" and the words "to" and "until" each means "to but excluding".

SECTION 2 THE LOAN.

         Section 2.1      Commitment to Make Loan.

                 (a) Lender, upon the terms and conditions set forth herein and relying upon the representations and warranties set forth herein, agrees to make a loan (the "Loan") to Borrower on the Closing Date in an amount equal to $675,648,920.

                 (b) Borrower shall execute and deliver to Lender to evidence the Loan made by Lender a promissory note (the "Note"), which shall be (i) dated the Closing Date; (ii) in the fully accreted principal amount of $920,000,000; and (iii) in substantially the form attached hereto as Exhibit A and made a part hereof, with the blanks appropriately filled.

         Section 2.2      Deposit of Loan Proceeds into Disbursement Account.

                 (a) The Lender shall deliver to the Borrower, on the Closing Date, an amount equal to $540,548,664.08. The Lender shall deposit the remaining amount of the Loan, $135,100,255.92 (the "Reserve Amount") into the Disbursement Account.

                 (b) Funds in the Disbursement Account shall be disbursed according to the terms and conditions of the Disbursement Agreement.

                 Section 2.3      Interest.

                 (a) The Note will accrete principal at sixteen percent (16%) per annum commencing as of the Closing Date until June 15, 1999. Interest will begin to accrue commencing June 15, 1999 and will be payable semi- annually in arrears on June 15 and December 15 of each year commencing on December 15, 1999.

                 (b) Borrower shall pay interest on the unpaid principal amount of the Loan at a rate per annum equal to the lesser of (i) sixteen percent (16%) and (ii) the Highest Lawful Rate from the Closing Date until such principal amount shall be paid in full, at the times and according to the terms and conditions set forth in the Note; provided, however, that, in the event that the cost to complete Phase I is in excess of $245 million, interest will begin to so accrue commencing June 15, 1999 at a rate per annum equal to the lesser of
         (i) sixteen and one quarter of one percent (16.25%) and (ii) the Highest Lawful Rate; provided, further, that any amount of principal which is not paid when due (whether at stated maturity, by acceleration or otherwise) shall bear interest, from the date on which such amount is due until such amount is paid in full, payable on demand at a rate per annum equal at all times to the lesser of (i) the Default Rate and (ii) the Highest Lawful Rate.

                 (c) Interest on the Note will accrue from the most recent date to which interest has been paid, or, if no interest has been paid, from June 15, 1999. Interest on the Note will be computed on the basis of a 360- day year consisting of twelve 30-day months.

         Section 2.4 Repayment of the Loan. Borrower shall repay the outstanding principal amount of the Loan, plus all accrued and unpaid interest on the Stated Maturity Date.

SECTION 3 PREPAYMENTS AND OTHER PAYMENTS.

         Section 3.1      Mandatory Prepayments.

                 (a) Change of Control. In the event that a Change of Control occurs, the Lender will have the right, at the Lender's option, subject to the terms and conditions of this Agreement and the Indenture, to require the Borrower to repay the Accreted Value of the outstanding principal amount of the Loan in an amount equal to the Borrower's pro rata share of the Change of Control Purchase Price, as defined in the Indenture, to be paid by the Lender pursuant to Section
         11.1 of the Indenture (such pro rata share to be calculated using the ratio of the outstanding principal amount of the Loan to the sum of
         (i) the Accreted Value of the outstanding principal amount of the Loan plus (ii) the outstanding principal amount of the TransTexas Loan), plus any and all accrued and unpaid interest, together with the Termination Fee, on a date that is no later than 59 Business Days after the occurrence of such Change of Control (the date on which the repayment is effected being referred to herein as the "Change of Control Payment Date").

                 (b) The Borrower shall notify the Lender and the Indenture Trustee within five Business Days after each date upon which the Borrower knows, or reasonably should know, of the occurrence of a Change of Control.

         Section 3.2 Permitted Prepayments. The Borrower may at any time make a prepayment of all or a portion of the principal amount of the Note then outstanding (a "Permitted Prepayment") at a prepayment price equal to the Accreted Value of the portion of the outstanding principal amount of the Note to be prepaid plus the Permitted Prepayment Fee, together with accrued and unpaid interest, if any, to and including the date of such Permitted Prepayment.

         Section 3.3 Place of Payment or Prepayment. All payments and prepayments made in accordance with the provisions of this Agreement or any other Loan Document in respect of principal, interest, fees, costs or expenses shall be made on the date when due in Dollars, without deduction, set-off or counterclaim, to an account of the Lender located in New York, New York, or such other place as designated by the Lender.

SECTION 4 APPLICATION OF PROCEEDS.

         Section 4.1 Use of Proceeds. Borrower agrees that the proceeds of the Loan shall be used for the purposes described more specifically in the Offering Circular dated June 5, 1997 relating to the issuance of the TEC Notes, including without limitation (a) to finance a two-phase construction and expansion program designed to reactivate its petroleum refinery located approximately twenty miles from New Orleans, Louisiana (the "Refinery") and (b) to purchase for cash the TARC Discount Notes and the TARC Mortgage Notes, with any remaining balance available to the Borrower for working capital and other general purposes not otherwise prohibited by the Loan Documents. Borrower agrees to place $135,100,255.92 million of the proceeds of the Loan in the Disbursement Account, which funds will be restricted pursuant to the Disbursement Agreement.

SECTION 5 REPRESENTATIONS AND WARRANTIES.

         Borrower represents and warrants that:

         Section 5.1 Organization and Qualification. The Borrower (a) is duly organized, validly existing and in good standing under the laws of the State of Texas; (b) has the corporate power to own its Properties and to carry on its business as now conducted; and (c) is duly qualified to do business and is in good standing in Louisiana and in every jurisdiction in which the failure to be qualified would reasonably be expected to have a material adverse effect. Borrower has no Subsidiaries and is not a party to any joint venture or partnership. All of the issued and outstanding Capital Stock of Borrower have been authorized, validly issued, and are fully paid and nonassessable and free of any Lien whatsoever.

         Section 5.2 Power and Authority. The Borrower has all necessary corporate and other power and authority to enter into and perform its obligations under the Loan Documents to which it is a party. The execution, delivery and performance by the Borrower of the Loan Documents to which it is a party have been duly authorized by all necessary corporate proceedings on its part.

         Section 5.3 Enforceability. The Loan Documents have been duly executed and delivered by the Borrower and constitute valid and legally binding obligations of the Borrower enforceable against the Borrower in accordance with their respective terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors' rights generally.

         Section 5.4 Default. The Borrower is not in default under the provisions of any agreement, document or instrument to which it is a party or by which it or any of its properties is bound or in violation of any order, writ, injunction or decree of any Tribunal or in default under, or in violation of, any order, regulation or demand of any Governmental Authority, which default or violation would, individually or in the aggregate, materially and adversely affect the business, financial condition, Properties, prospects or operations of the Borrower.

         Section 5.5 Title to Assets. Borrower has good and marketable title to its Properties (including the Premises), subject to no Liens except Permitted Liens.

         Section 5.6 Payment of Taxes. The Borrower and each of its Subsidiaries have filed all Federal, state and local tax returns that are or were required to be filed or have obtained extensions thereof and have paid all taxes shown on such returns and all assessments received by them, respectively, to the extent that the same have become due except for such assessments that the Borrower or such Subsidiary disputes in good faith and has adequately reserved therefor.

         Section 5.7 Conflicting or Adverse Agreements or Restrictions. The execution and delivery by the Borrower of the Loan Documents and its compliance with and performance of the terms and provisions thereof (a) is not contrary to the provisions of the Articles of Incorporation or Bylaws of the Borrower, (b) does not violate any Law, regulation, writ, injunction, order or decree of any Tribunal, (c) does not conflict with, result in a breach of or cause a default under any agreement, document or instrument to which the Borrower is a party or by which it or any of its Properties is bound or to which it or any of its Properties is subject and (d) does not result in the creation of any Lien upon or security interest in any of the Property of the Borrower except for Permitted Liens.

SECTION 6 CONDITIONS OF LENDING.

         Section 6.1 Conditions Precedent to the Loan. The obligation of Lender to make the Loan on the Closing Date is subject to the conditions precedent that Lender shall have received on or before the Closing Date all of the following, each dated (unless otherwise indicated) the Closing Date and each in form and substance satisfactory to Lender and in such number of counterparts as may be requested by Lender:

                 (a) this Agreement, the Note, the Disbursement Agreement, the TARC Security Documents and the Financing Statements, each duly executed and delivered by the parties thereto;

                 (b)      the fully executed and delivered Intercreditor
         Agreement;

                 (c) a commitment for mortgagee policy of title insurance (the "Title Commitment") issued by First American Title Insurance Company (the "Title Company") in favor of Lender and Indenture Trustee in form and substance satisfactory to Lender and in an amount satisfactory to Lender, committing to insure that the Mortgage creates valid, first and prior Liens in the fee estate covered thereby (collectively, the "Mortgaged Property"), except for Permitted Liens;

                 (d) unless waived by Lender, loss payable endorsements with respect to all property insurance maintained by Borrower as of the Closing Date, all as described on Schedule 6.1(f) attached hereto and made a part hereof;

                 (e) copies of UCC-11s, or equivalent reports, listing all effective financing statements which name Borrower (under its present name, any trade names and any previous names) as debtor and which are filed, together with copies of all such financing statements;

                 (f) duly executed releases or assignments of Liens and UCC-3 financing statements in recordable form, and in form and substance satisfactory to Lender, covering such Collateral as may be necessary to reflect that the Liens granted to Lender are first and prior Liens, except for Permitted Liens;

                 (g) an insurance broker's certificate relating to each insurance policy maintained by Borrower as of the Closing Date together with a copy of each such insurance policy or certificates or evidence of coverage under such policy, evidence of the payment of the premiums therefor, all in form and substance satisfactory to Lender;

                 (h) the initial Budget, in form and substance satisfactory to Lender; and

                 (i) certified copies of the fully executed and delivered Senior Loan Documents, as amended by the TARC Supplemental Indenture which shall be in form and substance satisfactory to Lender.

SECTION 7 AFFIRMATIVE COVENANTS OF BORROWER.

         So long as Borrower may borrow hereunder and until payment in full of the obligations and all other amounts payable to Lender under the Loan
Documents:

         Section 7.1 Payment of Securities. The Borrower shall pay the principal of and interest on the Note on the dates and in the manner provided in the Note. An installment of principal of or interest on the Note shall be considered paid on the date it is due if the Lender or Indenture Trustee holds on or before 10:00 a.m. New York City time on the date, U.S. legal tender deposited and designated for and sufficient to pay the installment. The Borrower shall pay interest on overdue principal and on overdue installments of interest at the rate specified in the Note compounded semi-annually, to the extent permitted by law.

         Section 7.2 Construction. The Borrower shall use its best efforts to expand and modify the Refinery pursuant to the Capital Improvement Program with diligence and continuity in a good and workmanlike manner except during the existence of delays caused by Force Majeure. The Borrower shall use its best efforts to prevent and to minimize any delays caused by Force Majeure.

         Section 7.3 Covenants Incorporated by Reference. The Borrower shall, and shall cause each of its Subsidiaries to, comply with each covenant applicable to the Borrower or its Subsidiaries, as described in the Indenture as if made by the Borrower as of the date hereof.

SECTION 8 EVENTS OF DEFAULT AND REMEDIES.

         Section 8.1 Events of Default. "Event of Default," wherever used herein, means any one of the following events (whatever the reason for such Event of Default and whether it shall be caused voluntarily or involuntarily or effected, without limitation, by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

         (a) default in the payment of any interest upon the Note as and when the same becomes due and payable, and the continuance of such default for a period of 30 days;

         (b) default in the payment of all or any part of the principal of the Note when and as the same becomes due and payable at maturity, redemption, by acceleration, or otherwise, including default in the payment on Change of Control Payment Date in accordance with Section 3.1;

         (c) default in the observance or performance of, or breach of, any covenant (including covenants incorporated by reference pursuant to Section 7.2), agreement or warranty of the Borrower or any of its Subsidiaries contained in the Note or this Agreement or any of the Security Documents (other than a default in the performance of any covenant, agreement or warranty which is specifically dealt with elsewhere in this Section 8.1), and continuance of such default or breach for the period and after the notice, if any, specified below;

         (d) a default which extends beyond any stated period of grace applicable thereto, including any extension thereof, under any mortgage, indenture or instrument under which there is outstanding any Debt of the Borrower or any of its Subsidiaries with an aggregate principal amount in excess of $25 million, or failure to pay such Debt at its stated maturity, provided that a waiver of such default by the requisite lenders under such mortgage, indenture or instrument shall constitute a waiver hereunder for the same period;

         (e) a decree, judgment, or order by a court of competent jurisdiction shall have been entered adjudging the Borrower or any of its Subsidiaries as bankrupt or insolvent, or ordering relief against the Borrower or any of its Subsidiaries in response to the commencement of an involuntary bankruptcy case, or approving as properly filed a petition seeking reorganization or liquidation of the Borrower or any of its Subsidiaries under any bankruptcy or similar law, and such decree or order shall have continued undischarged and unstayed for a period of 60 days; or a decree or order of a court of competent jurisdiction over the appointment of a receiver, liquidator, trustee, or assignee in bankruptcy or insolvency of the Borrower, any of its Subsidiaries, or of the property of any such Person, or for the winding up or liquidation of the affairs of any such Person, shall have been entered, and such decree, judgment, or order shall have remained in force undischarged and unstayed for a period of 60 days;

         (f) the Borrower or any of its Subsidiaries shall institute voluntary bankruptcy proceedings, or shall consent to the filing of a bankruptcy proceeding against it, or shall file a petition or answer or consent seeking reorganization or liquidation under any bankruptcy or similar law or similar statute, or shall consent to the filing of any such petition, or shall consent to the appointment of a Custodian, receiver, liquidator, trustee, or assignee in bankruptcy or insolvency of it or any of its assets or property, or shall make a general assignment for the benefit of creditors, or shall admit in writing its inability to pay its debts generally as they become due, or shall, within the meaning of any Bankruptcy Law, become insolvent, fail generally to pay its debts as they become due, or take any corporate action in furtherance of or to facilitate, conditionally or otherwise, any of the foregoing;

         (g) final judgments not covered by insurance for the payment of money, or the issuance of any warrant of attachment against any portion of the property or assets of the Borrower or any Subsidiary, which, in the aggregate, equal or exceed $25 million at any one time shall be entered against the Borrower or any of its Subsidiaries by a court of competent jurisdiction and not be stayed, bonded or discharged for a period (during which execution shall not be effectively stayed) of 60 days (or, in the case of any such final judgment which provides for payment over time, which shall so remain unstayed, unbonded or undischarged beyond any applicable payment date provided therein);

         (h) any of the TARC Security Documents shall for any reason cease to be in full force and effect (except where no material adverse effect to the Lenders would result), or shall cease to give the Lenders the Liens, rights, powers and privileges purported to be created thereby including but not limited to, a perfected security interest in, and Lien on, the Collateral in accordance with the terms thereof, except where the failure to have such Lien, rights, powers and privileges shall not have a material adverse effect on the Lender;

         (i) if Phase I of the Capital Improvement Program is not completed by the Required Phase I Completion Date; or

         (j)     if the Phase II Completion Date has not occurred by January
31, 2000.

         A Default under clause (c) above (other than in the case of any Defaults incorporated herein by reference and described in Sections 4.3, 4.11,
4.14 or 5.1 of the Indenture, which Defaults shall be Events of Default without the notice specified in this paragraph or Section 4.7(c) of the Indenture and upon the passage of 10 days) is not an Event of Default until the Lender notifies the Borrower of the Default, and the Borrower does not cure the Default within 30 days after receipt of the notice. The notice must specify the Default, demand that it be remedied and state that the notice is a "Notice of Default."

         Section 8.2      Remedies.

                 (a) If an Event of Default occurs and is continuing (other than an Event of Default specified in Section 8.1(e) or (f) above, relating to the Borrower or it Subsidiaries), then in every such case, unless the principal of the Note shall have already become due and payable, either the Indenture Trustee or the Lender, by notice in writing to the Borrower (and to the Indenture Trustee if given by the Lender) (an "Acceleration Notice"), may declare all principal of the Note and accrued and unpaid interest thereon or, as appropriate, any prepayment under 3.1(a) to be due and payable immediately. If an Event of Default specified in Section 8.1(e) or (f) above occurs relating to the Borrower or its Subsidiaries, all principal and accrued and unpaid interest thereon will be immediately due and payable on the Note without any declaration or other act on the part of the Indenture Trustee or the Lender. The Indenture Trustee generally is authorized to rescind such acceleration if all existing Events of Default, other than the non-payment of the principal and interest on the Note which has become due solely by such acceleration, have been cured or waived.

                 (b) In addition to and cumulative of any rights or remedies expressly provided for in this Section 8, if any one or more Events of Default shall have occurred, Lender (i) may proceed to protect and enforce its rights hereunder and under any other Loan Document by any appropriate proceedings and the Liens evidenced by the TARC Security Documents shall be subject to foreclosure in any manner provided for therein or provided for by law as Lender may elect and
         (ii) may apply any cash collateral securing all or any part of the Obligations to the payment of the obligations. Lender may also proceed either by the specific performance of any covenant or agreement contained in this Agreement or the other Loan Documents or by enforcing the payment of the Note or by enforcing any other legal or equitable right provided under this Agreement or the other Loan Documents or otherwise existing under any law in favor of the Lender. Lender shall not, however, be under any obligation to marshall any assets in favor of Borrower or against or in payment of any or all obligations under any Loan Document.

                 (c) Upon the occurrence of any Event of Default, Lender shall have the right, immediately and without notice, to take possession of and exercise possessory rights with regard to any Property securing payment of amounts due hereunder or under any other Loan Document.

                 (d) If Lender shall exercise its option to take over management of the Premises pursuant to Section 8.2(b), Lender shall be authorized to employ one or more independent managers to manage the Premises, and Lender shall have no liability or responsibility absent gross negligence or willful misconduct to Borrower or any other Person with respect to its management of the Premises so long as Lender exercises good faith in the selection and retention of such independent manager or managers. All reasonable costs and expenses incurred by Lender in managing the Premises shall, as paid, constitute indebtedness of Borrower to Lender payable on demand, bearing interest at the Default Rate from the date paid. All such demand indebtedness shall constitute part of the indebtedness secured by the Collateral.

         Section 8.3 Remedies Cumulative. No remedy, right or power conferred upon Lender is intended to be exclusive of any other remedy, right or power given hereunder or now or hereafter existing at law, in equity or otherwise, and all such remedies, rights and powers shall be cumulative.

SECTION 9 MISCELLANEOUS.

         Section 9.1 Waivers, Etc. No failure or delay on the part of Lender in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. No course of dealing between Borrower and Lender shall operate as a waiver of any right of Lender. No modification or waiver of any provision of this Agreement, the Note or any other Loan Document nor consent to any departure by Borrower therefrom shall in any event be effective unless the same shall be in writing, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice to or demand on Borrower in any case shall entitle Borrower to any other or further notice or demand in similar or other circumstances.

         Section 9.2      Reimbursement of Expenses.        The Borrower agrees
to pay or cause to be paid (i) all costs, expenses, fees and taxes incident to and in connection with: the preparation, printing and distribution (including, without limitation, word processing and duplication costs) and delivery of, and performance under, each of the Loan Documents, (ii) all fees, disbursements and expenses of the counsel and accountants of the Lender in connection with the preparation, negotiation and execution of Loan Documents.

         Section 9.3 Notices. Any notices or other communications to the Borrower, the Lender or the Indenture Trustee required or permitted hereunder shall be in writing, and shall be sufficiently given if made by hand delivery, by telex, by telecopier or registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

                 if to the Company:

                 TransAmerican Refining Corporation
                 1300 North Sam Houston Parkway East
                 Suite 320
                 Houston, Texas  77060
                 Attention:       Ed Donahue
                                  Vice President


                 if to the Lender:

                 TransAmerican Energy Corporation
                 1300 North Sam Houston Parkway East
                 Suite 200
                 Houston, Texas  77060
                 Attention:       Ed Donahue
                                  Vice President


                 if to the Indenture Trustee:

                 Firstar Bank of Minnesota, N.A.
                 Corporate Trust Department
                 101 East Fifth Street, 12th Floor
                 St. Paul, Minnesota  55101-1860
                 Attention:       Frank Leslie

                 The Borrower, the Lender or the Indenture Trustee by notice to each other party may designate additional or different addresses as shall be furnished in writing by such party. Any notice or communication to the Borrower, the Lender or the Indenture Trustee shall be deemed to have been given or made as of the date so delivered, if personally delivered; when answered back, if telexed; when receipt is acknowledged, if telecopied; and five Business Days after mailing if sent by registered or certified mail, postage prepaid (except that a notice of change of address shall not be deemed to have been given until actually received by the addressee).

         Section 9.4 Governing Law. THIS AGREEMENT AND THE NOTE SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, AS APPLIED TO CONTRACTS MADE AND PERFORMED WITHIN THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW. INSOFAR AS THIS AGREEMENT RELATES TO THE TARC MORTGAGE OR THE CREATION, PERFECTION OR FORECLOSURE OF LIENS AND THE ENFORCEMENT OF RIGHTS AND REMEDIES AGAINST THE COLLATERAL UNDER THE TARC SECURITY DOCUMENTS, IT SHALL BE GOVERNED BY THE LAWS OF THE JURISDICTION SPECIFIED IN SUCH DOCUMENTS. THE BORROWER HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY NEW YORK STATE COURT SITTING IN THE BOROUGH OF MANHATTAN IN THE CITY OF NEW YORK OR ANY FEDERAL COURT SITTING IN THE BOROUGH OF MANHATTAN IN THE CITY OF NEW YORK IN RESPECT OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO

THIS AGREEMENT AND THE NOTE, AND IRREVOCABLY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, JURISDICTION OF THE AFORESAID COURTS. THE BORROWER IRREVOCABLY WAIVES, TO THE FULLEST EXTENT IT MAY EFFECTIVELY DO SO UNDER APPLICABLE LAW, TRIAL BY JURY AND ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT AND ANY CLAIM THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. NOTHING HEREIN SHALL AFFECT THE RIGHT OF THE LENDER TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST THE BORROWER IN ANY OTHER JURISDICTION.

         Section 9.5 Survival of Representations, Warranties and Covenants. All representations, warranties and covenants contained herein and in any other Loan Document or made in writing by Borrower in connection herewith shall survive the execution and delivery of this Agreement and the Note, and will bind and inure to the benefit of the respective successors and assigns of the parties hereto, whether so expressed or not, provided that the undertaking of Lender to make the Loan to Borrower shall not inure to the benefit of any successor or assign of Borrower. No investigation at any time made by or on behalf of Lender shall diminish Lender's right to rely thereon. All statements contained in any certificate or other written instrument delivered by Borrower or by any Person authorized by Borrower under or pursuant to this Agreement or in connection with the transactions contemplated hereby shall constitute representations and warranties hereunder as of the time made by Borrower.

         Section 9.6 Counterparts. This Agreement may be executed in several counterparts, and by the parties hereto on separate counterparts, and each counterpart, when so executed and delivered, shall constitute an original instrument, and all such separate counterparts shall constitute but one and the same instrument.

         Section 9.7      Severability.    In the event any one or more of the
provisions in this Agreement or in the Note shall be held invalid, illegal or unenforceable, in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions shall not in any way be affected or impaired thereby, it being intended that all of the provisions hereof shall be enforceable to the full extent permitted by law.

         Section 9.8 Descriptive Headings. The section headings in this Agreement have been inserted for convenience only and shall be given no substantive meaning or significance whatsoever in construing the terms and provisions of this Agreement.

         Section 9.9 Limitation of Liability. No claim may be made by Borrower or any other Person against Lender, the Indenture Trustee or the directors, officers, employees, attorneys or agents of Lender or the Indenture Trustee for any special, indirect, consequential or punitive damages in respect of any claim for breach of contract arising out of or related to the transactions contemplated by this Agreement, or any act, omission or event occurring in connection herewith, and Borrower hereby waives, releases and agrees not to sue upon any claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

         Section 9.10 Sale, Pledge or Assignment. Lender may assign any of its rights (including, without limitation, rights to payment of principal and/or interest under the Note) under this Agreement and the other Loan Documents to the Indenture Trustee without further notice to or consent of Borrower, and the Borrower hereby agrees to such assignment. The Borrower hereby acknowledges and consents to the collateral assignment by the Lender of this Agreement and the Lender's interest in the Collateral to the Indenture Trustee. The Borrower also agrees that, in the case of an Event of Default, the Indenture Trustee may exercise any rights and remedies of the Lender under this Agreement, and any reference to the "Lender" hereunder shall also include the Indenture Trustee.

         Section 9.11 Release. The Collateral, in whole or in part, may be released in accordance with the Indenture. Each of the Lender and the Borrower hereby acknowledge and consent to the release of Collateral by the Indenture Trustee, as the Lender's agent, pursuant to the terms of the Indenture.

         Section 9.12     Indenture Controls.   If there are any conflicts or
inconsistencies among this Agreement and any of the other Loan Documents, the provisions of the Indenture shall prevail and control.

         Section 9.13 Computation of Time Periods. In this Agreement, in the computation of periods of time from a specified date to a later specified date, unless otherwise specified herein, the word "from" means "from and including" and the words "to" and "until" shall each mean "to but excluding."

         Section 9.14 Final Agreement. THIS WRITTEN AGREEMENT, TOGETHER WITH THE OTHER LOAN DOCUMENTS, REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

         IN WITNESS WHEREOF, the parties hereto, by their respective officers thereunto duly authorized, have duly executed and delivered this Agreement as of the date first above written.


                                         TRANSAMERICAN REFINING CORPORATION


                                         By:
                                             ----------------------------------
                                         Name:
                                               --------------------------------
                                         Title:
                                                -------------------------------




                                         TRANSAMERICAN ENERGY CORPORATION


                                         By:
                                             ----------------------------------
                                         Name:
                                               --------------------------------
                                         Title:
                                                -------------------------------

                                                                       Exhibit A

                           [FORM OF PROMISSORY NOTE]

                       TRANSAMERICAN REFINING CORPORATION

                                                                    $920,000,000


         TransAmerican Refining Corporation, a Texas corporation (hereinafter called the "Company," which term includes any successor corporation under the Indenture hereinafter referred to), for value received, hereby promises to pay to TransAmerican Energy Corporation, a Delaware corporation (the "Lender"), or registered assigns, the principal sum of Nine Hundred Twenty Million Dollars, on June 1, 2002.

         Interest Payment Dates: June 15 and December 15, commencing December 15, 1999

         Record Dates:  June 1 and December 1

         Reference is made to the further provisions of this Note on the reverse side, which will, for all purposes, have the same effect as if set forth at this place.

         This is the Note referred to in that certain Loan Agreement between the Company and the Lender, dated as of June 13, 1997 (the "Loan Agreement").

         IN WITNESS WHEREOF, the Company has caused this Note to be signed manually or by facsimile by its duly authorized officers.

                                            Dated:


                                            TRANSAMERICAN REFINING CORPORATION


                                            By:
                                               --------------------------------
                                               Name:
                                               Title:


                                            By:
                                               --------------------------------
                                               Name:
                                               Title:

                                 (BACK OF NOTE)

                       TRANSAMERICAN REFINING CORPORATION


1.        Interest.

          TransAmerican Refining Corporation, a Texas corporation (the "Company"), promises to pay interest on the principal amount of this Note at a rate of 16% per annum; provided, however, that in the event that the cost to complete Phase I is in excess of $245 million, the Company promises to pay interest on the principal amount of the Note at a rate of 16.25% per annum. To the extent it is lawful, the Company promises to pay interest on any interest payment due but unpaid on such principal amount at the Default Rate.

          The Company will pay interest semi-annually on June 15 and December 15 of each year (each, an "Interest Payment Date"), commencing December 15, 1999. Interest on the Note will accrue commencing on June 15, 1999 from the most recent date to which interest has been paid or, if no interest has been paid, from June 15, 1997. Interest on the Note will be computed on the basis of a 360-day year consisting of twelve 30-day months.

          The Note will have the Accreted Value set forth below as of the dates indicated:

                                                                                   Accreted Value
                                                                                    (per $1,000
                                                                                     principal
Semi-Annual Accretion Date                                                            amount)
--------------------------                                                        ---------------
December 15, 1997 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  $    793.832
June 15, 1998 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       857.338
December 15, 1998 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       925.925
June 15, 1999 and thereafter  . . . . . . . . . . . . . . . . . . . . . . . . . .     1,000.000

2.        Method of Payment.

          The Company shall pay interest on the Note to TransAmerican Energy Corporation, a Delaware corporation (the "Lender"), in accordance with the Loan Agreement, defined below.

3.        Loan Agreement.

          The Company issued the Note under a Loan Agreement, dated as of June 13, 1997 (the "Loan Agreement"), among the Company and the Lender. Capitalized terms herein are used as defined in the Loan Agreement unless otherwise defined herein. The terms of the Note include those stated in the Loan Agreement. The
Note is limited in aggregate principal amount to $920,000,000.





                                      A-2